UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AVISTA CORPORATION

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Email to AEL&P employees form Dennis following the announcement on July 19

A message from Dennis Vermillion

Dear AEL&P employees,

Today, Avista Corp. took an important step to position the company for the future. It’s a significant change and it’s taking place at the right time.

In partnership with Hydro One, Ontario’s largest electricity transmission and distribution provider, a joint statement was released today announcing that Avista Corp. will become a subsidiary of Hydro One in a manner that preserves the identity and legacy of the company and allows us to continue charting our course in a rapidly changing industry.

Avista will continue to operate independently, much in the same manner as AEL&P since the acquisition in 2014. And AELP will continue to subsidiary under Avista Corp and see no changes to its operations, workforce, or benefits based on this new ownership structure.

This transaction is designed to preserve all that is special about Avista, as well as its subsidiaries, and allows us to best prepare for an exciting future.

The decision to team up with Hydro One at a time of strength and growth for the company is a unique opportunity. It enables Avista to secure a partnership that allows us to continue to define and control, to a significant degree, future operations and opportunities in a consolidating industry landscape.

Under the agreement Avista will continue to operate under the same name, from the same headquarters in Spokane with the same employees, same benefits, same offices and same leadership team. Avista will continue to be overseen by a Board of Directors with a majority of its members having significant ties to the Pacific Northwest. And most importantly, Avista will continue to provide customers with exceptional energy services at a fair price.

The transaction is anticipated to close sometime during the fourth quarter of 2018. There are a number of steps that need to take place before the transaction can close, including receiving the necessary regulatory and other agency approvals.

In this time of transition, I appreciate everyone’s patience and understanding. Recognizing that there will be questions and potentially some apprehension, we are committed to continuing communications as the process moves forward and we learn more.

The full press release is available on www.avistacorp.com.

I’ll be in Juneau on Monday to talk directly to all of you about this new structure and to answer any questions you might have.

Thank you,

Dennis

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. Avista Corporation (“Avista”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction and this communication is not a substitute for the proxy statement or any other document that Avista may send to its shareholders in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF AVISTA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Avista, Hydro One Limited (“Hydro One”) and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Avista’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting Avista Corporation, Marian Durkin, Corporate Secretary, 1411 East Mission Avenue, Spokane, Washington 99202. Avista’s filings with the SEC are also available on Avista’s website at: http:// investor.avistacorp.com. Investors and security holders may also read and copy any reports, statements and other information filed by Avista with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation of Proxies

This communication is not a solicitation of proxies in connection with the proposed merger transaction. However, Avista, Hydro One and certain of their respective directors, executive officers and other persons may be deemed under SEC rules to be participants in the solicitation of Avista shareholder proxies in respect of the proposed merger transaction. Information about Hydro One directors and executive officers is available in Hydro One’s management information circular, filed with Canadian securities regulators on March 27, 2017, in connection with its 2017 annual meeting of shareholders and is available on its website at www.HydroOne.com and also under its profile on SEDAR at www.sedar.com. Information regarding Avista’s directors and executive officers is available in Avista’s proxy statement filed with the SEC on March 31, 2017 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 22, 2017, each of which may be obtained from the sources above under “Additional Information and Where to Find It”. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of Avista’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.